EXHIBIT 99.1

October 1, 2009

Dear Shareholder:

Enclosed is your quarterly dividend payment of $0.10 per share. This dividend was declared by the Board of Directors of First Financial Bancorp on August 25, 2009, and is being paid to shareholders of record as of September 4, 2009.

We are committed to keeping you informed of the company’s actions. In early August, we reported second quarter and year-to-date 2009 financial results for the period ended June 30, 2009.

▪	Second quarter net income available to common shareholders was $0.5 million and earnings per diluted common share were $0.01.

▪	Year-to-date net income available to common shareholders was $5.6 million and earnings per diluted common share were $0.14.

▪	We reported solid loan and deposit growth, and strong capital and liquidity ratios.

Over the past several quarters, our results have been impacted by higher credit costs. While the overall credit quality in our lending portfolios remained relatively strong throughout most of the economic downturn, late in the fourth quarter of 2008 and continuing into the first half of 2009, we began to see a higher level of borrower stress related to the prolonged weak economic conditions.

Prior to and throughout the economic downturn, we have maintained strong underwriting policies, originated loans within our footprint, proactively managed our credit portfolio and worked with clients on loan resolution issues. In an effort to further strengthen our loan underwriting standards and improve the management of potential problem credits, we conducted an extensive review of our lending strategies, policies and procedures. As a result of this review, we enhanced a number of our existing procedures and implemented some new lending strategies. We believe that this process will help us to identify problem credits before they emerge. Although our credit quality has experienced some stress, it remains relatively strong compared with industry and peer levels. We are maintaining a cautious outlook for credit and anticipate that credit costs may remain volatile until we begin to see some improvement in the economy.

It is important to note that despite the higher credit costs that have impacted our results over the past several quarters, First Financial remains strong. Our track record of profitability and disciplined credit processes, combined with the strong capital and liquidity levels we have maintained throughout this recessionary period, has afforded us the flexibility to capitalize on a number of opportunities in the marketplace. Over the past several months, we completed a number of strategic transactions, including a successful public offering of 13.8 million shares of our common stock, which resulted in net proceeds of approximately $98 million. In addition, we have significantly expanded our banking center network.

▪	On June 30, 2009, we purchased approximately $145 million in loans and strategic client relationships in Indiana from Irwin Union Bank and Trust Company (Irwin).

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On July 31, 2009, we purchased the banking operations of Peoples Community Bank in an FDIC-assisted transaction. Through this transaction, we acquired approximately $538 million in deposits and approximately $436 million in loans, and 19 banking centers, which includes 13 banking centers in the greater Cincinnati market.

▪	On August 28, 2009, we purchased 3 banking centers in Indiana, approximately $85 million in deposits and an additional $41 million in loans from Irwin.

▪
On September 18, 2009, we purchased the banking operations of Irwin Union Bank and Trust Company and Irwin Union Bank. F.S.B. in FDIC-assisted transactions. Through these transactions, we acquired in aggregate approximately $2.5 billion in deposits and approximately $2.5 billion in loans, and 27 banking centers, which includes 12 banking centers in Indiana.

The addition of these banking centers significantly expands our presence in key metropolitan markets. The Peoples banking centers gives us a much stronger position in the greater Cincinnati market, and the Irwin banking centers in Indiana will make us the 5th largest financial institution in the state, based on deposits. We now operate 131 banking centers in 10 states; however, within our primary operating region of Ohio, Kentucky and Indiana, we operate 116 First Financial Bank banking centers serving 69 communities.

First Financial associates – both existing and new – are working relentlessly to ensure the efficient integration of these banking centers. We are grateful to all of our associates for their hard work and the professional manner in which they helped to execute these transactions.

Our strong and stable foundation has also allowed us to be one of the few banks still in a position to take advantage of organic growth opportunities. Earlier this year, we opened a new banking center in the Cincinnati suburb of Madeira, and we are currently building new banking centers in Edgewood, Kentucky and St. Marys, Ohio. We are very excited about our growth prospects and believe that our recent expansion efforts will leverage the First Financial brand to increase market share.
New banking center under construction in Edgewood

Although some signs of economic stability are beginning to emerge throughout the country, many economists believe that recovery will be slow and that the lingering effects of the recession are likely to continue well into 2010. We are optimistic about our future and are confident that our approach to managing the company, including the recent investments to expand our presence within the markets we serve, further strengthens our company and places us in a favorable position as economic conditions improve.

We value the investment you have made in First Financial Bancorp and welcome every opportunity to help you on your path to success.

Sincerely,	Sincerely,
Murph Knapke Chairman of the Board	Claude E. Davis President & Chief Executive Officer